EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made, entered into and effective as of January 1, 2026 (the “Effective Date”), by and between Ascent Solar Technologies, Inc. (the “Company”) and Paul Warley (the “Executive”). The Company and the Executive, each intending to be legally bound by the terms hereof, agree as follows:

1. Employment Term. Executive shall be employed by the Company for a period commencing on the Effective Date and ending on the termination or resignation of Executive (the “Term”). Executive’s employment is “at will” and can be terminated by the Company or Executive at any time and for any reason, and nothing in this Agreement shall be construed as an agreement or commitment of employment for any period of time. Upon termination of Executive’s employment with the Company for any reason, the Company’s obligation to make payments hereunder shall cease, except that the Company shall be required to make the payments set forth in Section 5 herein and/or such other amounts as may be required by law.

2. Offices; Other Activities.

2.1 Office and Duties. From and after the Effective Date, Executive shall serve as Chief Executive Officer of the Company. Executive shall have the duties and authority as are prescribed by the bylaws of the Company for such office on the date of this Agreement and such other duties and responsibilities as may be assigned by the Company’s Board of Directors (the “Board”), provided that such assignments are customary and appropriate for the position. During the Term of this Agreement, Executive shall report directly to the Board of Directors. Executive shall be given such authority as is appropriate to carry out his duties.

2.2 Efforts and Other Activities. During the Term, except for periods of vacation, sick leave, personal leave granted by the Board, or leave to which the Executive is entitled under law, Executive shall devote her full business attention and time to the business and affairs of the Company and utilize his best efforts in discharging his duties under this Agreement.

2.3 Place of Business. Executive’s services shall be performed at the Executive’s home with periodicly being present at the Company’s offices in Thornton, Colorado. If the Executive relocates his residence to a new residence in Colorado, Executive may work a hybrid schedule performing both services at the Company’s offices in Thornton, Colorado and from his home.

2.4 Executive’s services shall be performed at the Company’s offices in Thornton, Colorado; provided, however, that Executive shall not be required to be regularly present in the Company’s offices during normal business hours until the Company has received the Financing (as defined in Section 3.1 herein).

3. Compensation and Benefits.

3.1 Base Salary; Bonus. The Company shall pay to Executive a base salary at the rate of $450,000 per annum (“Base Salary”), provided that the Base Salary shall be prorated based on the number of days of employment of Executive with the Company for any partial calendar year during the Term. The Board, or a compensation committee appointed by the Board, shall annually review the Base Salary and determine changes in the Base Salary. Base Salary will be payable in periodic installments in accordance with the Company’s customary practices for executive officers. . Further bonuses may be paid in the sole discretion of up to 150% of the Base Salary by the Company. Amounts payable will be reduced by standard withholding and other authorized deductions to the extent required or authorized by law.

3.2 Incentive Plans; Welfare Benefit Plans.

(a) Executive shall be eligible for participation in the Company’s compensation, incentive and benefit plans and arrangements currently available or which may be made available to senior executives in the future, as amended from time to time, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements on the same terms as such benefits are provided to other senior executives of the Company. The Company, in its discretion, reserves the right to amend or terminate such benefits at any time.

(b) Executive shall receive all welfare benefits under employee benefit plans (including group health, disability and life insurance plans and programs) as shall be in effect from time to time, to the extent applicable to other executive officers of the Company.

3.3 Reimbursement of Expenses. Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in accordance with the policies, practices and procedures generally applicable to senior executive officers of the Company.

3.4 Vacations and Leave. Executive shall be entitled to vacation and paid time off in accordance with policies established by the Company and provided by law for senior executive officers of the Company.

3.5 Other Benefits. Upon such time that the Executive relocates his residence to a new residence in Colorado, Executive will be entitled to be paid by the Company a one-time moving allowance up to a total of $30,000. Executive shall be solely responsible for any taxes payable as a result of such moving allowance. Executive will also be entitled to a one million dollar ($1,000,000) life insurance policy paid by the Company for the benefit of the Executive’s spouse.

3.6 Conflict. In the event of any conflict between this Agreement and the terms of any benefit, severance, deferred compensation, incentive or similar plan or agreement in which the Executive is or becomes a participant during the Term (other than a stockholder-approved plan or ERISA plan), the provisions of this Agreement shall apply unless the Executive makes specific written election otherwise, but Executive shall not be entitled to duplicative payments or benefits.

4. Termination of Employment.

4.1 Death, Disability or Retirement. Executive’s employment shall terminate upon the Executive’s death, Disability or Retirement during the Term.

(a) For purposes of this Agreement, “Disability” means a serious injury or illness that requires Executive to be under regular care of a licenses medical physician and renders the Executive incapable of performing the essential function of the Executive’s position for twelve (12) consecutive months as determined by the Board in good faith and upon receipt of and in reliance on competent medical advice from one or more individuals selected by the Board, who are qualified to give professional medical advice. Executive will submit to such medical or psychiatric examinations and tests as such medical professional deems necessary to make any determination of Executive’s Disability and consent to such medical professional sharing the results of such examination with a representative of the Board.

(b) For purposes of this Agreement, “Retirement” means retirement of Executive when eligible to receive retirement benefits under a retirement plan then in effect for the Company, the Executive having reached the age of mandatory retirement (if such requirement then exists for the Company’s senior executive officers) or any other retirement by Executive with the consent of the Board.

4.2 Termination by the Company with Cause. The Company may terminate the Executive’s employment during the Term for Cause. For purposes of this Agreement, the term “Cause” means: (i) the Executive has committed a crime classified as a felony; (ii) action or inaction by the Executive that constitutes embezzlement, theft, fraud, misappropriation or conversion of assets of the Company or its subsidiaries; (iii) gross negligence in the conduct of Executive’s duties or a willful failure to carry out Executive’s duties, provided that such negligence or failure was not cured within 30 days after written notice from the Company. Any termination of Executive’s employment by the Company for Cause shall be communicated by a Notice of Termination (as defined in Section 4.4 below) to the Executive, which Notice of Termination shall be in writing and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under this provision.

4.3 Termination by Executive for Good Reason. Executive may terminate his employment with the Company for Good Reason. For purposes of this Agreement, “Good Reason” shall constitute any of the following circumstances if they occur without the Executive’s express written consent during the Term: (i) if the Company should change the duties and responsibilities of Executive in a manner that is inconsistent with the duties and responsibilities of the Chief Executive Officer under the bylaws of the Company as currently in effect; (ii) a reduction in the Executive’s Base Salary, as it may be increased from time to time, is decreased materially by the Company on a basis not shared in common with all other senior executive officers of the Company as a group; or (iii) a material breach by the Company of any provision of this Agreement. Executive must provide the Company with a Notice of Termination no later than 45 calendar days after Executive knows or should have known that Good Reason has occurred. Following delivery of Executive’s Notice of Termination, the Company shall have 45 calendar days to rectify the circumstances causing the Good Reason. If the Company fails to rectify the events causing Good Reason within said 45 day period, or if the Company delivers to Executive written notice stating that the circumstances cannot or shall not be rectified, Executive shall be entitled to assert Good Reason and terminate employment as of the expiration of the 45 day period after delivery of the Executive’s Notice of Termination. Should Executive fail to provide the required Notice of Termination in a timely manner, Good Reason shall not be deemed to have occurred as a result of the event. The Term shall not be deemed to have expired during the notice period, however, as long as Executive has provided Notice of Termination within the Term

4.4 Notice and Date of Termination. Any termination by the Company, or by Executive, shall be communicated by Notice of Termination to the other party given in accordance with Section 10 hereof. For purposes of this Agreement, a “Notice of Termination” is a written notice which indicates the specific termination provision in this Agreement relied upon and sets forth such additional information as may be required in Section 4.2 or Section 4.3 hereof, to the extent applicable. The “Date of Termination” means (i) if Executive’s employment is terminated by the Company for Cause, the Date of Termination shall be as of the date of Executive’s receipt of the Company’s Notice of Termination, subject to any applicable cure period; (ii) if Executive’s employment is terminated by Executive for Good Reason, the Date of Termination shall be the last day of the 45 day period after delivery of Executive’s Notice of Termination; (iii) if Executive’s employment is terminated by reason of death of the Executive, the date of death shall be the Date of Termination; (iv) if the Executive’s employment is terminated by reason of Disability, the Date of Termination shall be the date of determination of Disability by the Board; (v) if the Executive’s employment is terminated by the Company other than for Cause, death, Disability or Retirement, the Date of Termination shall be the date of receipt of the Notice of Termination by Executive; or (vi) if the Executive terminates his employment other than for Good Reason, the Date of Termination shall be date of receipt of the Notice of Termination by the Company.

5. Severance Benefits.

(a) If, during the Term, (i) the Company terminates the employment of Executive for any reason other than Cause, death, Disability or Retirement, (ii) the Executive terminates his employment with the Company for Good Reason, or (iii) a Change of Control is effectuated and the Executive’s employment is not continued by the entity or group that effectuates a Change of Control, the Company shall pay the following benefits (the “Severance Benefits”) to the Executive:

(i) Base Salary for a period of twenty four (24) months following the Date of Termination at the then current rate;

(ii) if Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 or any similar state health insurance continuation program ("COBRA"), Company shall reimburse Executive for the portion of their healthcare coverage before termination. Such reimbursement shall be paid to Executive on the fifth (5) day of the month immediately following the month in which Executive timely remits the premium payment. Executive shall be eligible to receive such reimbursement until the earliest of: (i) the twelve (12) month anniversary of the termination date; (ii) the date Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which Executive becomes eligible to receive substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if Company's making payments under this Section would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the "ACA"), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the parties agree to reform this Section in a manner as is necessary to comply with the ACA; and

(iii) Full vesting acceleration of all outstanding stock options or other outstanding equity incentive awards held by the Executive.

(iv) For purposes of this Agreement, “Change of Control” shall mean a Change of Control as such term is defined in the Company’s 2023 Equity Incentive Plan (as amended).

(b) The Company shall withhold from any amounts payable under this Agreement all federal, state, city or other income and employment taxes that shall be required. Notwithstanding the foregoing, the payment schedule for Severance Benefits may be modified or adjusted if the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended, to the extent necessary to comply with such Section and the regulations thereunder, but in no event shall the aggregate amount of the Severance Benefits be reduced as a result of such modification or adjustment.

(c) Any payment by the Company of Severance benefits under this Agreement, to the extent permissible under applicable law, shall be conditioned upon the execution and effectiveness (including the expiration of any non-revocation period) of a general release of claims, in the form that is attached to this Agreement as Exhibit A (the “Release”). Subject to the delivery and effectiveness of the executed Release by Executive, the Company shall pay the Severance Benefits in equal installments in cash or good funds in accordance with the normal payroll practices of the Company in effect on the Date of Termination of the Executive commencing on the first payroll payment date following the expiration of thirty (30) days after the Date of Termination or in a manner as agreed upon by the Executive and the Company; provided that the obligation of the Company to pay such Severance Benefits to the Executive shall terminate in the event Executive should violate the covenants set forth in Section 6.

(d) Executive shall not be entitled to receive Severance Benefits if employment with the Company is terminated by reason of the death of the Executive, the Disability of the Executive as defined in Section 4.1(a), or by reason of termination of employment by the Company with Cause as defined in Section 4.2; or by reason of termination of employment by the Executive unless the employment is terminated for Good Reason as defined in Section 4.3 hereof.

6. Restrictive Covenants.

6.1 Purpose of Covenants. Executive acknowledges and agrees that the Company is engaged in the Business (as defined below). Executive acknowledges and agrees that by virtue of Executive's employment with the Company, Executive will have access to confidential, proprietary, and highly sensitive information relating to the business of the Company and which is a valuable, competitive and unique asset of the Company, the confidentiality of which is essential to the Company to differentiate its products and services. The confidential information to which Executive will have access solely by virtue of having worked for the Company includes without limitation trade secrets, as defined by state and federal statutes. Executive and the Company agree and acknowledge that the purpose of the covenants in this section that restrict Executive’s employment following Executive’s Termination of employment with the Company is to protect the Company’s trade secrets from disclosure to third-parties, and they further agree that the covenants herein are reasonably necessary for the protection of such trade secrets.

6.2 Definitions. The capitalized terms in this Agreement are defined as follows, unless they are specifically defined elsewhere in the Agreement:

"Business" means the business of designing, manufacturing or selling thin-film photovoltaic technology;

"Competing Activity" means those activities that are the same or similar to those actually conducted by Executive for the Company at any time within the two years immediately prior to Termination.

"Confidential Information" means information and the compilation of information, in tangible or intangible form, that pertains to the Company's business and is not available to or readily ascertainable by persons or entities other than Company or its employees and agents. Assuming the foregoing criteria are met, Confidential Information includes, but is not limited to, the following: names of present or prospective customers; compilations of information concerning actual or prospective customers; lists of present or prospective customers, including the names of actual or prospective customers that the Company has previously provided estimates to; information contained in actual or prospective customer accounts; sales tactics and processes; proprietary software; pricing models; costing models; the volume of business and the nature of the business relationship between the Company and its customers; the Company's business plans and strategies; the Company's financial, marketing and sales information; technical expertise, formulas, processes and know-how, including but not limited to the unique manner in which the Company conducts its business; the terms of any agreements or arrangements with customers, including the amounts paid for such services or how such prices were determined; forms of agreements; the Company's tax filings and the information contained therein; personnel records and the information contained therein, such as compensation information and employee review information; confidential materials pertaining to legal matters; cost, pricing and billing information; any trade secrets, including without limitation the methods and systems used by the Company in conducting it business; and training procedures and materials.

Confidential Information does not have to be marked as "Confidential" or "Proprietary" to qualify for protection under this Agreement. Confidential Information shall also include information which has been disclosed to the Company by any third party, as to which the Company has an obligation to the third party to treat as confidential.

"Customer" shall mean a Person (i) to whom, within the three-year period immediately preceding Termination, the Company has sold or provided products or services, and who has not expressly terminated their or its business relationship with the Company; or (ii) whom the Company, within the three-year period immediately preceding Termination, has actively solicited for the purpose of selling or providing products or services;

"Person" as used in this Agreement means an individual or a corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other business entity;

"Termination" means the cessation of Executive's employment with the Company for any reason whatsoever, whether with or without cause, upon the initiative of either party;

"Territory" means and includes a 100-mile radius around any location at which Executive provides services for the Company or to which Executive directs communications on behalf of the Company at any time within the two-year period immediately preceding Termination;

6.3 Agreement Not to Disclose Confidential Information. All Confidential Information received, obtained or produced by Executive while employed by the Company is confidential to and shall remain the sole and exclusive property of the Company. During the term of Executive's employment by the Company and for so long after Termination as the Confidential Information continues to qualify as such, Executive shall hold all Confidential Information in trust and strictest confidence and shall not use, reproduce, distribute, disclose or otherwise disseminate Confidential Information to or on behalf of a third party without the prior express, written consent of the Company. Executive may in no event take any action causing or fail to take action necessary in order to prevent any Confidential Information to lose its confidential character or cease to qualify as Confidential Information. This provision shall not be construed to prohibit Executive from disclosing (a) information that arises from Executive’s general training, knowledge, skill or experience, whether gained through Executive’s employment with the Company or otherwise; or (b) information that the Executive has a right to disclose as legally protected conduct.

6.4 Agreement Not to Compete. During the term of Executive's employment and for a period of one (1) year after Executive's Termination, Executive shall not engage in a Competing Activity in the Territory on behalf of any Person engaged in the Business other than the Company.

6.5 Agreement Not to Solicit Customers. During the term of Executive's employment by the Company and for a period of one (1) year after Executive's Termination, Executive shall not, on behalf of any Person other than the Company, directly or by assisting others, solicit, attempt to solicit, call upon, divert, or initiate contact or communication with any Restricted Customer for the purpose of selling, or providing, or attempting to sell or provide any service or product competitive or potentially competitive with any product or service sold or provided by the Company at any time during the two-year period immediately preceding Termination. As used herein, "Restricted Customer" shall mean any Customer: (a) with whom Executive communicated on behalf of the Company; (b) whose dealings with the Company were coordinated or supervised by Executive during their employment with the Company; or (c) about whom Executive obtained trade secrets in the ordinary course of business as a result of Executive's association with the Company.

6.6 Agreement Not to Solicit Employees. During the term of Executive's employment by the Company and for a period of one (1) year following Termination, Executive shall not, either directly or indirectly, on Executive's own behalf or on behalf of any other Person, solicit, divert, encourage, or attempt to solicit, divert or encourage, or in any manner cause any person employed or independently contracted by the Company or any of its affiliates to discontinue employment or an independent contract relationship with the Company or any of its affiliates, except that the restriction of this paragraph shall apply only to those employees or independent contractors employed or engaged by the Company within the Territory and with whom Executive had contact in the course of Executive's employment by The Company.

7. Return of the Company's Property. Executive acknowledges and agrees that all memoranda, notes, correspondence, databases, computer discs, computer files, data storage devices, computer entries, computer equipment and/or accessories, pagers, telephones, cell phones, smart phones, passwords or pass codes, records, reports, manuals, books, papers, letters, Internet database access codes, client profile data, job orders, client and customer lists, contracts, software programs, information and records, drafts of instructions, guides and manuals, and other equipment, property, documentation (whether in draft or final form), Confidential Information, Trade Secrets, sales, financial or technological information relating to the Company's business, copies of estimates, including but not limited to, “blue copies” and any and all other documents, things or information furnished to Executive by any representative of the Company or otherwise acquired, created or developed by him in connection with Executive’s association with the Company (collectively, "the Company's Property") shall at all times be the property of the Company. Within twenty-four (24) hours of Executive's Termination, Executive will return to the Company any of the Company's Property (including copies of any such information whether in tangible or electronic form) in Executive's possession, custody or control, or as to electronically stored the Company’s Property, permanently delete said information and provide the Company a description of all permanently deleted information.

8. Disclosure of Agreement. Executive agrees, represents and covenants that prior to accepting any offer for employment after Termination, Executive will disclose this Agreement to any prospective employer to ensure that such prospective employer is aware of such provisions and the obligations imposed thereby.

9. Ownership of Executive Developments. All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes or works of authorship (a) developed or created by Executive during the course of performing work for the Company or its customers, or during the Company's normal business hours; or (b) otherwise developed by Executive while Executive remains an employee of the Company if such development relates to or is useful in connection with the Business of the Company (collectively, the "Work Product"), shall belong exclusively to Employer and shall, to the extent possible, be considered a work made by Executive for hire for the Company. To the extent the Work Product may not be considered work made for hire by Executive for the Company, Executive agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title or interest Executive may have in such Work Product. Upon request of the Company, Executive shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment.

10. Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or commercial courier or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses as set forth below or to such other address as one party may have furnished to the other in writing in accordance herewith.

Notice to the Executive:

Paul Warley

15 Leighton Court

Atlanta, Georgia 30327

Notice to the Company:

Chief Financial Officer

Ascent Solar Technologies, Inc.

12300 Grant St. Ste 160

Thornton, Colorado 80241-3120

11. Arbitration and Remedies. The Company and Executive agree that final and binding arbitration shall be the sole recourse to settle any claim or controversy arising out of or relating to a breach or the interpretation of this Agreement, except to the extent either party may be seeking injunctive relief. Either party may file a demand for arbitration. The arbitration shall be held at a mutually agreeable location, and shall be subject to and in accordance with the Employment Arbitration Rules of the American Arbitration Association then in effect; provided that if the location cannot be agreed upon the arbitration shall be held in Thornton, Colorado. The arbitrator may award any and all remedies allowable by the cause of action subject to the arbitration, but the arbitrator’s sole authority shall be to interpret and apply the provisions of this Agreement. In reaching its decision the arbitrator shall have no authority to change or modify any provision of this Agreement or other written agreement between the parties. The arbitrator shall have the power to compel the attendance of witnesses at the hearing. Any court having jurisdiction may enter a judgment based upon such arbitration. All decisions of the arbitrator shall be final and binding on the parties without appeal to any court. Upon execution of this Agreement, the Executive shall be deemed to have waived any right to commence litigation proceedings regarding this Agreement outside of arbitration or injunctive relief without the express consent of the Company.

The parties acknowledge that a breach or threatened breach of any of the restrictive covenants in this Agreement by Executive would result in material and irreparable damage and injury to the Company and that it would be difficult or impossible to establish the full monetary value of such damage. Therefore, Executive specifically acknowledges, consents and agrees that Executive will be entitled to injunctive relief by a court of appropriate jurisdiction in the event of Executive's breach or threatened breach of any of the terms hereof. Executive's right to an injunction will not prohibit Executive from pursuing other remedies, including the recovery of monetary damages. It shall not be a defense to any action for injection hereunder that Executive has a claim against the Company under this Agreement or otherwise.

12. Notification of Rights Under Federal Defend Trade Secrets Act of 2016. Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret made in confidence to any federal, state, or local government official, either directly or indirectly, or to an attorney, provided such disclosure was (1) made solely for the purpose of reporting or investigating a suspected violation of law; or (2) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Furthermore, if Executive files a lawsuit against the Company for retaliation for reporting a suspected violation of law, Executive may disclose the trade secret to their attorney and may use the trade secret in the court proceeding if Executive files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.

13. Miscellaneous.

(a) Except insofar as this provision may be contrary to applicable law, no sale, transfer, alienation, assignment, pledge, collateralization or attachment of any benefits under this Agreement shall be valid or recognized by the Company.

(b) This Agreement sets forth the entire agreement between the parties with respect to the matters set forth herein. This Agreement may not be modified or amended except by written agreement intended as such and signed by all parties.

(c) This Agreement shall benefit and be binding upon the parties and their respective directors, officers, employees, representatives, agents, heirs, successors, assigns, devisees, and legal or personal representatives.

(d) The Company, from time to time, shall provide government agencies with such reports concerning this Agreement and copies thereof as may be required by law, and shall provide Executive with such disclosure concerning this Agreement as may be required by law or as the Company may deem appropriate.

(e) Executive and the Company respectively acknowledge that each of them has read and understand this Agreement, that they have each had adequate time to consider this Agreement and discuss it with each of their attorneys and advisors, that each of them understands the consequences of entering into this Agreement, that each of them is knowingly and voluntarily entering into this Agreement, and that they are each competent to enter into this Agreement.

(f) If any provision of this Agreement is determined to be unenforceable, at the discretion of the Company the remainder of this Agreement shall not be affected but each remaining provision shall continue to be valid and effective and shall be modified so that it is enforceable to the fullest extent permitted by law.

(g) This Agreement will be interpreted as a whole according to its fair terms. It will not be construed strictly for or against either party.

(h) Except to the extent that federal law controls, this Agreement is to be construed according to Colorado law.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement on the date first written above.

ASCENT SOLAR TECHNOLOGIES, INC.

/s/ Jin Jo
Name:	Jin Jo
Title:	Chief Financial Officer

EXECUTIVE

/s/ Paul Warley
Paul Warley

EXHIBIT A

FORM OF GENERAL RELEASE AGREEMENT

1. ReleasePaul Warley (“Executive”), on his own behalf and on behalf of his descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby acknowledges full and complete satisfaction of and releases and discharges and covenants not to sue Ascent Solar Technologies, Inc. (the “Company”), its divisions, subsidiaries, parents, or affiliated corporations, past and present, and each of them, as well as its and their assignees, successors, directors, officers, stockholders, partners, representatives, attorneys, agents or employees, past or present, or any of them (individually and collectively, “Releasees”), from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with Executive’s employment or any other relationship with or interest in the Company or the termination thereof, including without limiting the generality of the foregoing, any claim for severance pay, profit sharing, bonus or similar benefit, pension, retirement, life insurance, health or medical insurance or any other fringe benefit, or disability, or any other claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected resulting from any act or omission by or on the part of Releasees committed or omitted prior to the date of this General Release Agreement (this “Agreement”) set forth below, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Family and Medical Leave Act, or any other federal, state or local law, regulation, ordinance, constitution or common law (collectively, the “Claims”); provided, however, that the foregoing release does not apply to any obligation of the Company to Executive pursuant to any of the following: (1) any right to indemnification that Executive may have pursuant to the Company’s bylaws, its corporate charter or under any written indemnification agreement with the Company (or any corresponding provision of any subsidiary or affiliate of the Company) with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that Executive may in the future incur with respect to his service as an employee, officer or director of the Company or any of its subsidiaries or affiliates; (2) with respect to any rights that Executive may have to insurance coverage for such losses, damages or expenses under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; (3) any rights to continued insurance coverage that Executive may have under COBRA; or (4) any rights to payment of benefits that Executive may have under a retirement plan sponsored or maintained by the Company that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended. In addition, this release does not cover any Claim that cannot be so released as a matter of applicable law. Notwithstanding anything to the contrary herein, nothing in this Agreement prohibits Executive from filing a charge with or participating in an investigation conducted by any state or federal government agencies. However, Executive does waive, to the maximum extent permitted by law, the right to receive any monetary or other recovery, should any agency or any other person pursue any claims on Executive’s behalf arising out of any claim released pursuant to this Agreement. For clarity, and as required by law, such waiver does not prevent Executive from accepting a whistleblower award from the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended.

Executive acknowledges and agrees that he has received any and all leave and other benefits that he has been and is entitled to pursuant to the Family and Medical Leave Act of 1993, has not suffered from any workplace injury which has not been reported to the Company prior to execution of this Release.

2.Acknowledgement of Payment of WagesExcept for accrued vacation (which the parties agree totals approximately XX days of pay) and salary for the current pay period, Executive acknowledges that she has received all amounts owed for her regular and usual salary (including, but not limited to, any bonus, incentive or other wages), and usual benefits through the date of this Agreement.

3.Waiver of Unknown ClaimsThis Agreement is intended to be effective as a general release of and bar to each and every Claim hereinabove specified. Executive acknowledges that he later may discover claims, demands, causes of action or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, Executive hereby waives, as to the Claims, any claims, demands, and causes of action that might arise as a result of such different or additional claims, demands, causes of action or facts.

4.ADEA Waiver Executive expressly acknowledges and agrees that by entering into this Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Executive signs this Agreement. Executive further expressly acknowledges and agrees that:

In return for this Agreement, he will receive consideration beyond that which he was already entitled to receive before executing this Agreement;

He is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

He was given a copy of this Agreement on [DATE], and informed that he had twenty-one (21) days within which to consider this Agreement and that if he wished to execute this Agreement prior to the expiration of such 21-day period, he will have done so voluntarily and with full knowledge that he is waiving his right to have 21 days to consider this Agreement; and that such 21-day period to consider this Agreement would not and will not be re-started or extended based on any changes, whether material or immaterial, that are or were made to this Agreement in such 21-day period after he received it;

He was informed that she had seven (7) days following the date of execution of this Agreement in which to revoke this Agreement, and this Agreement will become null and void if Executive elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven-day revocation period. In the event that Executive exercises this revocation right, neither the Company nor Executive will have any obligation under this Agreement. Any notice of revocation should be sent by Executive in writing to the Company (attention: Chief Executive Officer), Ascent Solar Technologies, Inc. 12300 Grant St. Ste 160 Thornton, Colorado 80241-3120 , so that it is received within the 7-day period following execution of this Agreement by Executive.

Nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

5.No Transferred ClaimsExecutive represents and warrants to the Company that he has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof.

6.Return of PropertyExecutive represents and covenants that he has returned to the Company (a) all physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files and any and all other materials, including computerized electronic information, that refer, relate or otherwise pertain to the Company or any of its Affiliates (as defined in the Employment Agreement) that were in Executive’s possession, subject to Executive’s control or held by Executive for others; and (b) all property or equipment that Executive has been issued by the Company or any of its Affiliates during the course of her employment or property or equipment that Executive otherwise possessed, including any keys, credit cards, office or telephone equipment, computers (and any software, power cords, manuals, computer bag and other equipment that was provided to Executive with any such computers), tablets, smartphones, and other devices. Executive acknowledges that he is not authorized to retain any physical, computerized, electronic or other types of copies of any such physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files or materials, and is not authorized to retain any property or equipment of the Company or any of its Affiliates. Executive further agrees that Executive will immediately forward to the Company (and thereafter destroy any electronic copies thereof) any business information relating to the Company or any of its Affiliates that has been or is inadvertently directed to Executive following the date of the termination of Executive’s employment.

7.MiscellaneousThe following provisions shall apply for purposes of this Agreement:

(a) Section Headings. The section headings, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

(b) Governing Law. This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of Colorado notwithstanding any other conflict of law provision to the contrary.

(c) Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

(d) Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

(e) Waiver. No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

(f) Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic or scanned copies of such signed counterparts may be used in lieu of the originals for any purpose.

The undersigned have read and understand the consequences of this Agreement and voluntarily sign it.

ASCENT SOLAR TECHNOLOGIES, INC.

Name:
Title:

Paul Warley